News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

Senior Vice President & CFO: Nicholas C. Hindman, Sr. Westell Technologies Inc. 630.375.4136 nhind@westell.com	Trade/Business Press: Ken Trantowski KGT Communications Group 630.469.8765 kennethg_trantowski@msn.com

Westell Technologies Reports 4th Quarter and Fiscal 2006 Results

AURORA, IL, MAY 11, 2006 - -Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband access solutions and conferencing services, today announced the results for its fourth quarter and fiscal year 2006, ending March 31, 2006.

Total revenues for the March 2006 quarter increased 7.2% to $73.1 million from $68.1 million in the December 2005 quarter. Breaking down revenues by product line for the March quarter compared to the December quarter showed Customer Networking Equipment revenue increased 1.0% to $49.1 million from $48.6 million; Conferencing Services revenue increased 10.6 % to $11.5 million from $10.4 million; Network Service Access equipment revenue increased 36.3 % to $12.4 million from $9.1 million, primarily due to the December 2005 acquisition of HyperEdge Corporation.

Compared to the fourth quarter of fiscal 2005, total revenues for the quarter decreased 6.6% to $73.1 million from $78.2 million. Customer Networking Equipment revenue decreased 15.0% to $49.1 million from $57.8 million. This decline is primarily due to the movement of customer promotional activity away from the Company’s VersaLink( gateway product to the ProLine( modem product that carries a lower selling price. Conferencing Services revenue was flat at $11.5 million when compared to the comparable prior of the year quarter. Network Service Access revenue increased 38.1% to $12.4 million from $9.0 million primarily due to the December 2005 acquisition of HyperEdge.

Total revenues for fiscal year 2006 increased 5% to $283.2 million from $270.3 million for fiscal 2005. Customer Networking Equipment revenue increased 6% to $194.8 million from $183.4 million in fiscal 2005. Conferencing Service revenue increased 2% to $45.1 million from $44.4 million in the prior year. Revenue from the Network Services Access business increased 2% to $43.3 million from $42.5 million in fiscal 2005.

Westell reported net income for the fourth quarter of $2.5 million, or $0.04 per diluted share, which includes an income tax expense of $3.2 million. As part of this tax expense the Company recorded an additional valuation allowance in the amount of $785 thousand, primarily related to state net operating loss carryforwards that the Company no longer believes will be utilized. Net income for fiscal 2006 was $12.8 million, or $0.18 per diluted share, including an income tax expense of $10.1 million. During the fourth quarter of last year, the Company recorded net income of $28.4 million, or $0.40 per diluted share including a tax benefit of $20.1 million, resulting from the release of a deferred tax valuation allowance. For fiscal 2005, net income was $39.7 million or $0.56 per diluted share that included a tax benefit of $12.8 million, resulting from the release of a deferred tax valuation allowance.

“Westell generated cash from operating activities of over $32 million for the fiscal year,” said Nicholas Hindman, Westell Senior Vice President and CFO. “Our balance sheet continued to improve and we remain in a near debt-free position. Our financial strength provides Westell with the flexibility to take advantage of any strategic partnering and acquisition opportunities should they arise. A good example of this flexibility was our $14 million cash acquisition of HyperEdge Corporation in December 2005,” Hindman said.

“As we outlined at this time last year, we expected increased market activity in the areas of VoIP, Video/IPTV and wired-wireless convergence and that has occurred. We did not expect meaningful deployments in fiscal 2006; however, we continue to participate in market trials in all of these areas, including some trials internationally. These markets remain opportunities in our future,” said Cullens, Westell President and CEO.

Outlook

“In Fiscal 2007 we expect to see continuing increases in market activity in the areas of VoIP, Video/IPTV, in-premise networking, wireline-wireless convergence (FMC/IMS) and multi-functional broadband appliances”, Cullens continued. “We believe that our TriLink(, UltraLine( and Westell

MediaStations( product families have positioned us to help enable the service providers to take advantage of these new markets in an effective and timely manner. A substantial additional investment will be required for Westell to fully capitalize on the many opportunities we have before us. Development of the advanced broadband market is taking longer then expected, but it is coming, “ Cullens said.

Westell provided guidance for the first fiscal quarter ending June 30, 2006. The Company expects revenue to be in a range of $64 to $67 million. Westell expects EPS to be in a range of $0.02 to $0.03 per diluted share (including a provision for income tax expense in the range of $1.4 million to $2.2 million). The Company’s effective tax rate for fiscal 2007 approximates 39%. Westell does not expect to incur any significant cash tax payments for the foreseeable future as a result of the anticipated utilization of net operating loss carryforwards to reduce its cash tax liabilities. The revenue guidance reflects the expected mix of customer promotional activities and the historical seasonality in the June quarter. EPS guidance reflects substantially increasing R&D, marketing and sales expenses, to support expected market growth that is likely to continue into the foreseeable future.

Conference Call Information

Conference Plus, Inc. (ConferencePlus), a Westell subsidiary, will manage Westell’s fourth quarter fiscal 2006 earnings conference call on Friday, May 12, at 9:30 AM ET using its new EventManager™ Service.

Westell will release its March 2006 fourth quarter results post market close on Thursday, May 11 and host its earnings call on Friday, May 12, at 9:30 AM ET for analysts, shareholders, investors and the public. Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. A URL is also provided to join the web presentation portion of the conference. If a participant experiences any technical difficulties after joining the conference on May 12, simply press *0 for support.

If you do not wish to register, you can participate only in the audio portion of the call on May 12 by dialing ConferencePlus at 1-877-875-0056 no later than 9:15 AM, Eastern Time and using confirmation number 14609622. International participants may dial 1-847-585-4340.

The Company’s earnings press release and any related earnings information to be discussed on the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The audio-only portion of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 8274324#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. manufactures broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell’s Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein including, without limitation, statements containing the words “believe,” “on track, “ “anticipate,” “focus,” “should,” “committed” “expect,” “estimate”, “await,” “continue,” “intend,” “may,” “will,” “should,” and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 under the section “Risk Factors”. Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Tables to Follow:

Westell Technologies, Inc.
Financial Results (continued)
(Dollars in thousands)

	March 31,	March 31,
	2006	2005

Cash and Short term Investments	42,215	26,960
Receivables	30,121	30,167
Inventory	23,918	26,419
Total current assets	107,401	90,332
Goodwill and intangibles	18,479	13,883
Total assets	191,813	180,090
Total current liabilities	30,859	35,812
Total liabilities and minority interest	34,536	40,432
Shareholders’ Equity	157,276	139,658

Days Sales Outstanding	37	35

Westell Technologies, Inc.
Financial Results

(Dollars in thousands except per share amounts)

	Three Months ended March 31, 2006	2005	% Change	Twelve Months ended March 31, 2006	2005	% Change
Revenues						
NSA	$ **12,422**	$ 8,997	38%	$ **43,319**	$ 42,481 (1)	2%
CNE	**49,100**	57,792	-15%	**194,782**	183,384	6%
Services	**11,543**	11,452	1%	**45,070**	44,398	2%
Total revenues	**73,065**	78,241	-7%	**283,171**	270,263	5%
Gross profit						
Equipment	**15,837**	16,553		**63,306**	58,543 (1)	
Services	**5,945**	6,264		**22,493**	22,657	
Total gross profit	**21,782**	22,817	-5%	**85,799**	81,200	6%
Gross margin						
Equipment	**25.7%**	24.8%		**26.6%**	25.9% (1)	
Services	**51.5%**	54.7%		**49.9%**	51.0%	
Total gross margin	**29.8%**	29.2%		**30.3%**	30.0%	
Operating expenses						
Sales & marketing	**6,513**	5,590	17%	**24,852**	22,211	12%
Expense to revenue	8.9%	7.1%		8.8%	8.2%	
General & administrative	**4,199**	4,146	1%	**16,543**	17,368	-5%
Expense to revenue	5.7%	5.3%		5.8%	6.4%	
Research & development	**5,414**	4,756	14%	**20,274**	15,911	27%
Expense to revenue	7.4%	6.1%		7.2%	5.9%	
Restructuring	-	(341)		**443**	(793)	
Expense to revenue	0.0%	-0.4%		0.2%	-0.3%	
Intangibles amortization	**414**	324		**1,386**	1,335	
Expense to revenue	0.6%	0.4%		0.5%	0.5%	
Total operating expenses	**16,540**	14,475	14%	**63,498**	56,032	13%
Expense to revenue	22.6%	18.5%		22.4%	20.7%	
Gain on sale of assets	-	-		-	1,453 (2)	
Operating income	**5,242**	8,342	-37%	**22,301**	26,621	-16%
Other income	**575**	109		**974**	896	
Interest expense	**(1)**	(3)	-67%	**(12)**	(60)	-80%
Income before minority interest and taxes	**5,816**	8,448	-31%	**23,263**	27,457	-15%
Income taxes	**3,202** (4)	(20,122) (3)		**10,112**	(12,757) (3)	
Minority interest	**104**	196		**304**	520	
Net income	$ **2,510**	$ 28,374		$ **12,847**	$ 39,694	
Income per common share:						
Basic	**0.04**	0.41		**0.18**	0.58	
Diluted	**0.04**	0.40		**0.18**	0.56	
Average number of common shares outstanding:						
Basic	**70,307**	68,801		**69,938**	68,473	
Diluted	**71,712**	71,593		**71,622**	71,042	

Footnotes:

(1) The Company earned $883,000 in the three months ended June 30, 2004 for a contractual settlement.

(2) Includes a $1.5 million gain from the sale of NSA assets.

(3) The Company recorded a tax benefit from the release of valuation allowances against net operating loss carryforwards.

(4) The Company recorded $ 785,000 of additional valuation allowance resulting primarily from state net operating loss carryforwards that the Company no longer believes will be utilized.